EXHIBIT 1.A.(5)(d)


SURVIVORSHIP TERM RIDER (STR)

This rider is a part of the base policy whose number is shown below. If not shown below, the Rider Data is shown on the Policy Data Page.

RIDER DATA

BASE POLICY NUMBER

DEFINITIONS

JOINT INSUREDS

The persons upon whose lives this policy is issued. The Policy Data Pages list the Joint Insureds.

SURVIVING JOINT INSURED

The Joint Insured who remains alive after the other Joint Insured has died.

YOU, YOUR

The current owner(s) of the base policy.

WE, US, OUR

ReliaStar Life Insurance Company at our Home Office in Minneapolis, Minnesota.

WRITTEN, IN WRITING

A written request or notice, signed and dated, and received at our Home Office in a form we accept. You may get forms for this purpose from us.

BENEFITS

When we have written proof that the Surviving Joint Insured died while this rider was in force, we will pay the STR Face Amount, as shown on the Policy Data Page, then in force.

BENEFICIARY

The beneficiary of the proceeds of this rider is the beneficiary of the proceeds of the base policy.

When you name, add, or change a beneficiary of the base policy the change will also apply to this rider. If you assign the benefits of this rider as collateral for a debt, this limits the beneficiary's rights to the proceeds.

COST OF INSURANCE AND MONTHLY AMOUNT CHARGES

The total monthly deduction for this rider equals the sum of 1 plus 2 where:

1.
Is the Monthly Amount Charge per $1,000 (as shown on the Policy Data
Page) multiplied by the STR Face Amount divided by 1000.This charge applies during the Term shown on the Policy Data Page; and

2.
Is the STR Face Amount times the monthly cost of insurance rate described on the next page.


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[LOGO] RELIASTAR

RELIASTAR LIFE INSURANCE COMPANY    Executed at our Home Office

Box 20                              --------------------------------------------
Minneapolis                         Robert C. Salipante                President
Minnesota 55440                     --------------------------------------------
                                    /s/ Robert C. Salipante

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                                    Susan M. Bergen                    Secretary
                                    --------------------------------------------
                                    /s/ Susan M. Bergen
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    85-925                                                               1
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COST OF INSURANCE RATES

The monthly cost of insurance rate for this rider is based on each Joint Insured's sex, issue age, and rate class as shown on the Policy Data Page, and the policy year. Issue age means age last birthday on the effective date of the coverage. We will determine monthly cost of insurance rates based upon expectations as to future cost factors. Any change in cost of insurance rates will apply to all in the same insurance class whose policies have been in force for the same period of time.

The cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates as shown on the Policy Data Page.

PAYING PROCEEDS

We pay proceeds in the following order:

1.
Collateral assignees, if any, have first priority;

2.
The beneficiary, if any, receives any proceeds that remain. If there is more than one beneficiary, each receives an equal share, unless you have requested another method in writing. To receive proceeds, a beneficiary must be living on the 10th day after the death of the Surviving Joint Insured under this rider; then

3.
If there are no beneficiaries, you receive any proceeds that remain.

TRANSFER OPTION

Upon request, you may transfer the insurance provided by this rider to the base insurance policy without proof of insurability subject to the following conditions:

1.
While the Surviving Joint is alive;

2.
Before the younger Joint Insured reaches age 100;

3.
While the base policy is in force;

4.
While the rider is in force;

5.
After the Earliest Transfer Date shown on the Policy Data Page from the rider effective date; and

6.
If the Death Benefit of the base policy is equal to the Accumulation Value multiplied by the Corridor Percentage.

At age 100 of the younger Joint Insured, this insurance will automatically be transferred to base coverage. When this insurance is transferred, coverage under this rider would end, and the Face Amount of the base policy would be increased by the STR Face Amount. The face amount increase would be in the same rate class as this rider. For increases in Face Amount that result from a transfer, no additional surrender charges or monthly amount charges would be applied. Cost of insurance for the face amount increase would be based on the issue age, rate class, and policy year measured from the rider effective date.

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TERMINATION

This rider ends:

1.
On the Rider Expiry Date shown on the Policy Data Page;

2.
If the Transfer Option of this policy is elected;

3.
If the base policy is surrendered or ends;

4.
If the Surviving Joint Insured dies; or

5.
If you ask us in writing to end this rider. In this case, we may ask that you return the policy and this rider so that we can endorse them. This rider will end on the first Monthly Anniversary Date after we receive your written request to end this rider.

After this rider ends, we are not liable for its benefits, even if we have included the cost of insurance and monthly amount charges for this rider in the total monthly deduction for the base policy. We will refund any such amounts that we deduct after this rider ends.

REINSTATEMENT

If the base policy lapses, this rider will also lapse. You can reinstate this rider if:

1.
This rider was in effect when the base policy lapsed;

2.
The Rider Expiry Date has not occurred; and

3.
You reinstate the base policy.

To reinstate this rider, you must do both of the following:

1.
Give us proof of each Joint Insured's insurability; and

2.
Pay a premium large enough to keep the base policy and this rider in force for at least 2 months.

The base policy may be reinstated without this rider, in which case proof and payment for this rider are not needed.

AGE AND SEX

If any Joint Insured's age or sex is misstated, the Death Benefit will be the amount that the most recent cost of insurance would purchase using the current cost of insurance rates for the correct age and sex.

SUICIDE

The Suicide provision of the base policy applies to this rider from the Rider Effective Date in the same way that it applies to the base policy from the base policy's Issue Date.

INCONTESTABILITY

If you apply for this rider with the base policy, the Incontestable provision of the base policy applies to this rider from the Rider Effective Date. During this two-year period, we may ask for information that could lead to our contesting this rider or refusing to pay its benefits.

After this rider has been in force for two years from the Rider Effective Date, we cannot claim this rider is void or refuse to pay any benefits with respect to the STR Face Amount, unless this rider has lapsed for nonpayment of premiums. If this rider is reinstated, this provision will be measured from the reinstatement date with respect to statements made in the application for reinstatement.

GENERAL PROVISIONS

This rider does not increase any cash or loan values of the base policy.

All base policy provisions apply to this rider, unless changed by this rider.


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